                            MESA PROCESSING, INC.
                                3820 N. GROVE
                           FORT WORTH, TEXAS 76106



September 9, 1996

South Texas By-Products Company, Inc.
C\O Chuck Wolcott
P.O. Box 209
Los Fresnos, Texas

RE: STOCK PURCHASE AGREEMENT

Dear Chuck,

This letter shall represent and contain the major terms and conditions of our agreement to purchase all of the outstanding stock of South Texas By-Products Company, Inc. ("STBP"), a Texas corporation and shall be considered as the contract to purchase the stock. In addition, the parties to this contact will agree to sign the necessary and customary closing documents in a transaction of this type.

The basic terms and conditions of the purchase are as follows:

1. Mesa Processing, Inc. ("Purchaser") shall purchase all of the outstanding stock of STBP on or before September 30, 1996 from Jack C. Wolcott ("Seller") who owns all the outstanding stock of STBP.

2. The total purchase price for the stock shall be $675,000 payable as follows:
A. $75,000 cash down payment, $37,500 due at closing (on or before September 30, 1996) and balance of the down payment of $37,500 due on January 2, 1997.

B. The balance of the purchase price shall be represented by a promissory note from the Purchaser to the Seller in the amount of $600,000 payable over six (6) years in the amount of $100,000 per year. The payments shall be monthly in the amount of $8,333.33, all principal, beginning January 15, 1997. The note shall be a non-interest bearing note with no penalty for early payment or full prepayment.

C. Seller shall retain a lien secured by a Deed of Trust for the full amount of the balance due of $600,000 covering the real property (approximately 184 acres of land) only. The stock will be transferred to the Purchaser by Seller free and clear of any liens.

D. Seller shall deliver (1) stock certificates representing the shares owned, properly endorsed, transferring the shares to the Purchaser, (2) resignations as Director and Officer of STBP.

E. Seller shall deliver (1) the signed Non-Competition Agreement as shown on Exhibit "A" and (2) the signed Letter of Understanding and Co-Operation Agreement as shown on Exhibit "B", both attached hereto.

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3. The representations and warranties contained herein will survive the closing for two years and any losses incurred and not remedied by Seller within 60 days of presentation of such losses and not excepted to by Purchaser (i.e., accident claim) shall be deducted from amount owed to Seller on the promissory note on a pro-rata basis. A separate agreement will be signed at closing containing the provisions of this paragraph 3.
Seller warrants and represents the following:

A. STBP is a corporation in good standing with State of Texas, which will be evidenced by a current certificate issues by the State of Texas stating same.

B. Jack C. Walcott is the owner of all the outstanding shares of STBP and all other shares are owned by STBP and in the treasury as Treasury Stock. There are no other shareholders or any classes of stock, except Common stock.

C. STBP has no subsidiary companies.

D. STBP has proper title to all assets owned by the Company as shown on the attached financial statements dated 8-31-96 and all the assets are in a workable condition for their intended uses.

E. STBP has paid and will continue to pay all taxes (State, Federal, City, County, etc) due for past operations and through the anticipated closing date, excluding federal income taxes due for calander year 1996. All government agency tax returns have been filed that are due and will be filed that will be due prior to closing.

F. The financial statements of STBP for the years ended December 31, 1994 abd 1995 and the eight months ended August 31, 1996 presented to Purchaser by Seller present fairly and contain all the assets, liabilities, income and expenses existing and incurred in prior years and to the date of the last financial statements to be given to the Purchaser by the Seller. There are no material omissions or misstatements in these financial statements. The liabilities as reflected by the above described financial statements are all of the liabilities that are in existence as of the date of closing and their are no undisclosed liabilities associated with STBP, except for the possible liability related to an accident involving an STBP truck in which an individual has a potential claim of an undetermined amount and which is covered by a maximum of $20,000 by STBP insurance coverage. The Purchaser agrees to assume this potential insurance claim for all amounts over $20,000 (or insurance coverage, whichever is greater). Assumption of this claim by Purchaser is subject to Purchaser reviewing all files and case history with all appropriate legal counsels and making its own estimate of liability, said task to be accomplished within two weeks of date hereof.

G. STBP has no commitments or obligations under any employment contracts, retirement plans, employee benefit plans or any other labor matters.

H. STBP has all necessary permits, licenses and authorizations to conduct business in the State of Texas as a rendering and grease processing plant and copies of such documents are available in company records located at the offices of STBP.

I. STBP is in compliance with all applicable laws governing the grease and rendering business and is in compliance with any and all agreements which STBP is a party.

J. STBP is not a Planiff or Defendant in any lawsuit and no other potential lawsuits are pending, to best of your knowledge, regarding any matter, except the accident claim mentioned above in paragraph 3F above.

K. STBP shall be operated by present management until the day of closing in ordinary and customary businesslike manner and no adverse changes will occur in any asset, contact or positive business arrangements from this date until closing.

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L. STBP and all owners, officers and directors agree to and will evidence same in appropriate minutes of meetings of Stockholders and Board of Directors the sale of the stock of the company to Purchaser. All minutes of Stockholders and Board of Directors for prior years have been typed and are signed by the appropriate officers and/or directors and are located in the corporate records.

M. STBP and all Stockholders of STBP are aware of any environmental matters or problems from any government agency and consider the company to be in compliance with all known regulations applicable to STBP.

N. STBP does not expect or anticipate the loss of any raw material suppliers that affect the amount of raw materials by greater than a two percent (2%) loss of volume for the immediate thirty (30) days subsequent to closing.


4. Seller shall be allowed to retain the income in the approximate amount of $11,400 per year which is generated by signage located on property owned by STBP. This sign income will be collectible by Purchaser when the promissory note is paid in full.

5. Purchaser shall obtain and pay for a term life insurance policy on Tom Blanton in the maximum amount of $300,000 and the minimum amount of the remaining balance of the promissory note and name the Seller as the beneficiary.

6. Seller agrees to retain as employees for a minimum for one year, if job performance is satisfactory, the following individuals and to negotiate employment terms with each prior to closing:
Kenneth B. Wolcott
Dolores Ortega
James Williams
Continued employment shall be contingent on job performance as determined by Purchaser.

7. Purchaser and/or its representatives shall be requesting copies of and access to certain company records and documents prior to closing and Seller agrees to provide these in a timely manner. These documents include but are not limited to the following items:
Federal Tax Returns and all supporting schedules (1993, 1994, 1995)
Customer List (Vendors and Sales Customers) with any contracts or agreements All vehicle records (maintenance, mileage, title documents, liens etc.)
Form 940 and 941 returns for last 12 months
Copy of corporate charter, articles, by-laws, minutes of meetings of stockholders and BOD
Stock records, Treasury Stock certificates
Survey or plot plan of plant site and extra land, plant layout
Detail listing of all assets (Vehicles, Equipment, Accounts Receivable, etc.) Documentation/copies of all TNRCC permits, city/county permits, etc.
Monthly volume reports 1994, 1995, 1996
List of current employees with annual compensation, tenure, accrued vacation times
Copies of all insurance policies (Vehicles, Liability, F&EC, Hospitalization, Work Comp., etc.)
Copies and details on Life Insurance on books
Detailed list of all Accounts Payable as of 8/31/96 and as of closing date. Copies of all files related to Notes Payable and/or Lease obligations.

8. Seller and Purchaser agree to sign all reasonable and customary documents associated with the proper and legal closing of a transaction of this nature, subject to review of documents.

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9. Seller, as defined in the attached Non-Competition Agreement to be signed at closing, agrees to sign the attached Non-Competition Agreement in which they agree not to engage or participate in the collection, processing and sale of restaurant and/or inedible grease and the rendering business including routes, processing and sales for a period of five (5) years after closing in the State of Texas.






THE SIGNING OF THIS LETTER CONTRACT SHALL BIND THE PARTIES TO THE PROVISIONS CONTAINED HEREIN AND PURCHASER AGREES TO ADVANCE $1,000 AS EARNEST MONEY AND CONSIDERATION TO SELLER AS PART OF THE DOWN PAYMENT TO BE PAID AT CLOSING.

Signed this the 10th day of September, 1996.

Seller: Jack C. Wolcott                         Purchaser: Mesa Processing, Inc.

/s/ Jack C. Wolcott                             /s/ Tom Blanton - Pres
-------------------                             -----------------------------
                                                By: Tom Blanton, President


Agreed to Terms and Conditions above.
South Texas By-Products Company, Inc.

/s/ Jack C. Wolcott
-------------------
By: President

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                        WARRANTIES AND REPRESENTATIONS
                                     OF
                              JACK C. WOLCOTT

Reference is made to one certain Stock Purchase Agreement dated September 10, 1996 between Jack C. Wolcott, ("Seller") and holder of 100% of the outstanding stock of South Texas By-Products Company, Inc. ("STBP") and Mesa Processing, Inc. ("Purchaser") wherein Seller agreed to sign a separate document containing all of the warranties and representations contained therein.

The representations and warranties contained herein will survive the closing for two years and any losses incurred and not remedied by Seller within 60 days of presentation of such losses and not excepted to by Purchaser (i.e., accident claim) shall be deducted from amount owed to Seller on the promissory note on a pro-rata basis.

Seller warrants and represents the following:

A. STBP is a corporation in good standing with State of Texas, which will be evidenced by a current certificate issues by the State of Texas stating same.

B. Jack C. Wolcott is the owner of all the outstanding shares of STBP and all other shares are owned by STBP and in the treasury as Treasury Stock. There are no other shareholders or any classes of stock, except Common stock.

C. STBP has no subsidiary companies.

D. STBP has proper title to all assets owned by the Company as shown on the attached financial statements dated 8-31-96 and all the assets are in a workable condition for their intended uses.

E. STBP has paid and will continue to pay all taxes (State, Federal, City, County, etc.) due for past operations and through the anticipated closing date, excluding federal income taxes due for calendar year 1996. All government agency tax returns have been filed that are due and will be filed that will be due prior to closing.

F. The financial statements of STBP for years ended December 31, 1994 and 1995 and the eight months ended August 31, 1996 (Attached hereto as Exhibit "A" and "A-1") presented to Purchaser by Seller present fairly and contain all the assets, liabilities, income and expenses existing and incurred in prior years and to the date of the last financial statements to be given to the Purchaser by the Seller. There are no material omissions or misstatements in these financial statements. The liabilities as reflected by the above described financial statements are all of the liabilities that are in existence as of the date of closing and their are no undisclosed liabilities associated with STBP, except for the possible liability related to an accident involving an STBP truck in which an individual has a potential claim of an undetermined amount and which is covered by a maximum of $20,000 by STBP insurance coverage. The Purchaser agrees to assume this potential insurance claim for all amounts over $20,000 (or insurance coverage, whichever is greater).

G. STBP has no commitments or obligations under any employment contracts, retirement plans, employee benefit plans or any other labor matters.

H. STBP has all necessary permits, licenses and authorizations to conduct business in the State of Texas as a rendering and grease processing plant and copies of such documents are available in company records located at the offices of STBP.

I. STBP is in compliance with all applicable laws governing the grease and rendering business and is in compliance with any and all agreements which STBP is a party.

J. STBP is not a Planiff or Defendant in any lawsuit and no other potential lawsuits are pending, to best of your knowledge, regarding any matter, except the accident claim mentioned above in paragraph 3F above.

K. STBP shall be operated by present management until the day of closing in ordinary and customary businesslike manner and no adverse changes will occur in any asset, contact or positive business arrangement from this date until closing.

L. STBP and all owners, officers and directors agree to and will evidence same in appropriate minutes of meetings of Stockholders and Board of Directors the sale of the stock of the company to Purchaser. All minutes of Stockholders and Board of Directors for prior years have been typed and are signed by the appropriate officers and/or directors and are located in the corporate records.

M. STBP and all stockholders of STBP are aware of any environmental matters or problems from any government agency and consider the company to be in compliance with all known regulations applicable to STBP.

N. STBP does not expect or anticipate the loss of any raw material suppliers that affect the amount of raw materials by greater than a two percent (2%) loss of volume for the immediate thirty (30) days subsequent to closing.

SIGNED THIS THE 10TH DAY OF SEPTEMBER, 1996

JACK C. WOLCOTT

/s/ Jack C. Wolcott
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